EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-254661 on Form S-3 and Registration Statement Nos. 333-210412, 333-220172, 333-226678, 333-233083, 333-241654, and 333-258628 on Form S-8 of our reports dated March 1, 2022, relating to the financial statements of Syndax Pharmaceuticals, Inc. and subsidiaries and the effectiveness of Syndax Pharmaceuticals, Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 1, 2022